Exhibit 4.8

GENIUS SPORTS LIMITED

2021 RESTRICTED SHARE PLAN

1.    Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company, any other Group Company and any of the Company’s Affiliates and promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders. The Plan authorizes the award of Restricted Shares to, and/or the retention of Restricted Shares by, Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of shareholder value.

2.    Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)    “Award” means either (i) any award of Restricted Shares granted under, or held pursuant to, the Plan or (ii) any Restricted Shares held pursuant to the Plan which were acquired by the relevant Participant on the Pre-Closing Reorganization in consideration for the exchange of their Original Topco Shares.

(c)    “Award Agreement” means a Restricted Share Agreement granted under the Plan.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Business Combination” means the business combination among dMY Technology Group, Inc. II, Maven Topco Limited, Maven Midco Limited, Galileo NewCo Limited, Genius Merger Sub, Inc. and dMY Sponsor II, LLC.

(f)    “Change in Control” means (1) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of the Company to any Person (or group of Persons acting in concert); or (2) a liquidation, merger, share exchange, recapitalization, or other similar transaction of the Company, or other sale (in one transaction or a series of related transactions) of equity interests or voting power of the Company to a Person (or group of Persons acting in concert), in each case, that results in any Person (or group of Persons acting in concert) owning more than 50% of the equity interests or voting power of the Company (or any resulting entity after such merger or recapitalization); provided, that, none of a public offering, share dividend or distribution, share split, or any other similar capital structure change shall in and of itself constitute a Change in Control.

(g)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(h)    “Committee” means the Board, the Compensation Committee of the Board, or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i)    “Company” means Genius Sports Limited, a non-cellular company incorporated in the Island of Guernsey, and its successors by operation of law.

(j)    “Corporate Event” has the meaning set forth in Section 6(b) hereof.

(k)    “Effective Date” means 20 April 2021, which is the date on which the Plan was approved by the Board.

(l)    “Eligible Person” means each actual or prospective Employee from time to time who is designated as eligible by the Committee, provided that such prospective Employee may not exercise any right relating to an Award until such Person has commenced Employment with a Group Company. An Employee on an approved leave of absence may be considered as still Employed by the Group for purposes of eligibility for participation in the Plan.

(m)    “Employment” means the employment, directorship or consultancy role of any person by or in respect of the Company or a Group Company, including, with respect to a Participant, under a relevant Employment Agreement, and “Employee” and “Employed” shall be construed accordingly.

(n)    “Employment Agreement” means the employment agreement, director engagement agreement or consultancy agreement (as applicable) in existence between a Participant and a Group Company (as amended from time to time).

(o)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(p)    “Fair Market Value” means, as of any date when the Ordinary Shares are listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Ordinary Shares are listed and traded on the date of determination, or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Ordinary Shares are not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith to be the fair market value per Ordinary Share.

(q)    “Family Member” means in relation to a Participant who is an individual, their spouse, civil partner or any one or more of their children (including step-children and adopted children).

(r)    “Family Transferee” means a Family Member or the trustees of a Family Trust (or any replacement trustees thereof).

(s)    “Family Trust” means a trust or settlement set up wholly for the benefit of either a Participant and/or his Family Members.

(t)    “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(u)    “Governmental Entity” means any nation or government, any state, province, county, municipal, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any court, arbitrator (public or private), or other body, or administrative, regulatory or quasi-judicial authority, agency, department, board, commission, or instrumentality of any federal, state, local, or foreign jurisdiction, including any public international organization (such as the United Nations).

(v)    “Group” means the Company and each of its direct or indirect subsidiary undertakings from time to time, and “Group Company” shall mean any of them.

(w)    “Holding Vehicle” means any employee benefit trust, warehousing vehicle or nominee nominated by the Committee to hold Ordinary Shares for allocation to current or future Eligible Persons.

(x)    “Leaver” means a Participant who ceases to be Employed by any Group Company for any reason and does not continue to be Employed by any Group Company in any capacity.

(y)    “Majority Participant Consent” means the written consent of a Participant who holds, or Participants together who hold, more than 50% of the total number of Restricted Shares outstanding at the relevant time of determination (which, for the avoidance of doubt, shall exclude any Restricted Shares that have vested and to which the provisions of this Plan or a Restricted Share Agreement have ceased to apply).

(z)    “Ordinary Shares” means the redeemable ordinary shares, par value $0.01 per share, of the Company, and such other securities as may be substituted for such ordinary shares pursuant to Section 6 hereof.

(aa)    “Original Topco Share” means a B Ordinary Share, C Ordinary Share, C1 Ordinary Share, C2 Ordinary Share, D1 Ordinary Share or D2 Ordinary Share in the capital of Maven Topco Limited, in each case, having the rights ascribed to such ordinary shares in Maven Topco Limited’s articles of incorporation as at the date of, and immediately prior to, the Pre-Closing Reorganization.

(bb)    “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(cc)    “Permitted Transferee” means: (a) in the case of a Participant, any Family Transferee; and (b) in the case of a Family Trust, the new or remaining trustees of the Family Trust upon any change of trustees or the relevant Participant or any of his respective Family Members on their becoming entitled to the relevant Restricted Shares under the terms of the Family Trust.

(dd)    “Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, or Governmental Entity.

(ee)    “Plan” means this Genius Sports Limited 2021 Restricted Share Plan, as amended from time to time.

(ff)    “Pre-Closing Reorganization” means, among other contemporaneous actions, the exchange of Original Topco Shares by the holders thereof for Ordinary Shares and/or Restricted Shares and/or cash (as the case may be) in connection with the Business Combination.

(gg)    “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual, or other applicable stock exchange rules.

(hh)    “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(ii)    “Restricted Share” means an Ordinary Share granted to or held by a Participant under and pursuant to Section 5 hereof that is subject to certain restrictions and to a risk of forfeiture and/or repurchase (as applicable).

(jj)    “Restricted Share Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual award of Restricted Shares.

(kk)    “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(ll)    “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(mm)    “Termination Date” means, with respect to a Participant, the date on which the Employment of such Participant ceases or, if earlier, the date on which such Participant gave or received notice to terminate such Participant’s Employment Agreement.

(nn)    “transfer” means a transfer, sale, assignment, pledge, hypothecation, dilution or other disposition, whether directly or indirectly, including pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting, by operation of law or by any issuance or disposition of an ownership or economic interest in the relevant person or any parent undertaking of the relevant person or any transaction that results in a change of legal, beneficial or economic ownership. The terms “transferring”, “transferred”, “transferor” and “transferee” shall be construed accordingly.

3.    Administration.

(a)    Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants; (2) grant Awards; (3) determine the number of Ordinary Shares subject to, other terms and conditions of, and all other matters relating to, Awards, subject always to Section 4(a) hereof; (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein; and (6) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action or determination of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its shareholders and Affiliates, each other Group Company, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b)    Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c)    Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company, any other Group Company or any of the Company’s Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

4.    Ordinary Shares Available Under the Plan; Other Limitations.

(a)    Number of Ordinary Shares Available for Delivery. Subject to adjustment as provided in Section 6 hereof, the total number of Ordinary Shares that may be the subject of Awards under the Plan shall equal 11,027,705. Ordinary Shares delivered under or subject to the Plan shall consist of previously issued Ordinary Shares which were held by individuals as at completion of the Pre-Closing Reorganization, or which are otherwise held from time to time by the employee benefit trust established by the Company on or about the date of the Business Combination in connection with the grant of options over Ordinary Shares; provided that new Ordinary Shares may be issued to an Employee as Restricted Shares under the Plan (and subject to its terms and the applicable Restricted Share Agreement) to the extent required under their Employment Agreement from time to time. Notwithstanding the foregoing, the number of Ordinary Shares available for issuance or which may be held hereunder as Restricted Shares shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”).

(b)    Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of Substitute Awards), and make adjustments if the number of Ordinary Shares actually delivered differs from the number of Ordinary Shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award is canceled, forfeited or otherwise terminated without the vesting in favour of the Participant of the full number of Ordinary Shares to which the Award related (including, for the avoidance of doubt, in circumstances where a Participant’s Termination Date occurs prior to the vesting of all Restricted Shares held by such Participant as at the Termination Date), the relevant unvested Ordinary Shares will again be available for grant. Ordinary Shares withheld or surrendered in payment of taxes relating to an Award shall constitute shares delivered and vested to the Participant, and shall not be available for reallocation and/or delivery under the Plan.

(c)    Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c), or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by shareholder and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Ordinary Shares reserved and available for delivery in connection with Awards under the Plan; provided, that, Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5.    Restricted Shares.

(a)    General. Restricted Shares may be granted to or held by Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Shares shall be set forth in separate Restricted Share Agreements, which Restricted Share Agreements need not be identical. Subject to the restrictions set forth in the remainder of this Plan, and except as otherwise set forth in the applicable Restricted Share Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including the right to vote such Restricted Shares. Unless otherwise set forth in a Participant’s Restricted Share Agreement, cash dividends and share dividends and distributions, if any, with respect to the Restricted Shares shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture if and to the extent the Restricted Shares to which such dividends or distributions (as applicable) relate cease to be entitled to vest (including as a result of the relevant Participant’s Termination Date occurring). In the event that a Participant is subject to any tax or social security contributions (whether federal, state, local, foreign or otherwise) (a “Tax Liability”) in respect of a dividend or distribution paid on a Restricted Share but withheld by the Company, the Company shall release an amount of such dividend or distribution to the Participant sufficient to enable that Participant to discharge such Tax Liability (and for the avoidance of doubt such amounts shall not be subject to later forfeiture or repayment). Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends and distributions withheld.

(b)    Vesting and Restrictions on Transfer. Restricted Shares shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a Restricted Share Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Shares shall only occur prior to the Participant’s Termination Date, and all vesting shall cease immediately on a Participant’s Termination Date for any or no reason and upon such other events as may be set out in a Restricted Share Agreement. In addition to any other restrictions set forth in a Participant’s Restricted Share Agreement, the Participant shall not be permitted to transfer the Restricted Shares prior to the time the Restricted Shares have vested pursuant to the terms of the Restricted Share Agreement, save that the Participant may transfer the Restricted Shares to a Permitted Transferee provided that: (A) it shall be a condition precedent to the completion of such transfer that the relevant Permitted Transferee agrees in writing in favour of the Company (for itself and as trustee for each Group Company), in a form satisfactory to the Company in its absolute discretion, to be bound by the terms of this Plan and the relevant Participant’s Restricted Share Agreement; (B) any Participant who transfers any Restricted Shares to one or more Permitted Transferees undertakes the Company (for itself and as trustee for each Group Company) to procure that each such Permitted Transferee complies with all the provisions of this Plan and the applicable Restricted Share Agreement, and the relevant Participant shall be jointly and severally liable with its Permitted Transferees for any breach by any of them of any provision of this Deed or the applicable Restricted Share Agreement; (C) where any person holds Restricted Shares as a result of a transfer by a Participant (the “Original Holder”) in relation to whom such first person was a Permitted Transferee, if such Permitted Transferee ceases to be a Permitted Transferee (including by ceasing to be a spouse or civil partner of the Original Holder) of the Original Holder, it shall immediately transfer all Restricted Shares held by it to the Original Holder or another Permitted Transferee of the Original Holder; and (D) the provisions of this Plan and the relevant Participant’s relevant Restricted Share Plan shall be construed mutatis mutandis such that the provisions that apply to the Participant by virtue of the Participant’s personal status or circumstances (including Section 5(c) and 5(d)) shall apply to the relevant Permitted Transferee by reference to the person status or circumstances of the Original Holder.

(c)    Termination of Employment or Service. Except as provided by the Committee in a Restricted Share Agreement, Employment Agreement, or otherwise, in the event that a Participant’s Termination Date occurs prior to the time that such Participant’s Restricted Shares have vested in full, then: (1) all vesting with respect to such Participant’s Restricted Shares outstanding shall cease with immediate effect on the Termination Date; and (2) as soon as practicable following the relevant Termination Date, if the Committee so requires, the Participant shall sell to a Holding Vehicle and/or any Eligible Person nominated by the Committee (at the Committee’s election and sole discretion) and/or any person (and in any applicable manner) provided for in the relevant Restricted Share Agreement, all or part of such Participant’s unvested Restricted Shares at a purchase price equal to the lesser of: (A) the original purchase price paid for the Restricted Shares (as adjusted for any subsequent changes in the outstanding Ordinary Shares or in the capital structure of the Company and, in respect of any Restricted Shares acquired as a result of the exchange of Original Topco Shares as part of the Pre-Closing Reorganization, the original purchase price paid for a Restricted Share shall be deemed to be the aggregate of the subscription price(s) paid for the Original Topco Shares exchanged for such Restricted Share in the Pre-Closing Reorganization); and (B) the Fair Market Value of the Restricted Shares on the Termination Date; provided that, if the original purchase price paid for the Restricted Shares is equal to zero dollars ($0), such unvested Restricted Shares shall be transferred to a Holding Vehicle and/or any Eligible Person nominated by the Committee (at the Committee’s election and sole discretion) by the Participant for no consideration.

(d)    Repurchase. Except as provided by the Committee in a Restricted Share Agreement, Employment Agreement, or otherwise, in the event that any number of a Participant’s Restricted Shares are no longer eligible to be vested (other than as a result of the relevant Participant’s Termination Date occurring), (1) all vesting with respect to such Restricted Shares outstanding shall cease; and (2) as soon as practicable following the date on which such Restricted Shares cease to be eligible to vest, the Participant shall if the Committee so requires sell to a Holding Vehicle and/or any Eligible Person nominated by the Committee (at the Committee’s election and sole discretion) and/or any person (and in any applicable manner) provided for in the relevant Restricted Share Agreement all of such Participant’s unvested Restricted Shares that are no longer eligible to vest for no consideration.

6.    Adjustment for Recapitalization, Merger, etc.

(a)    Capitalization Adjustments. To the extent permitted by applicable law, the aggregate number of Ordinary Shares that are or may be the subject of Awards (as set forth in Section 4 hereof), the number of Ordinary Shares covered by each outstanding Award, and the price per Ordinary Share underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of an Ordinary Share or other consideration subject to such Awards, (1) in the event of changes in the outstanding Ordinary Shares or in the capital structure of the Company by reason of share dividends, extraordinary cash dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Effective Date (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of Ordinary Shares, whether payable in the form of cash, shares, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 6, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture or other repurchase conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment in accordance with all applicable law, and its determination will be final, binding, and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b)    Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Employment Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving entity; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving entity but the holders of shares of Ordinary Shares receive securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may at its sole discretion (but is not obligated to) provide for any one or more of the following to the extent permitted by applicable law:

(1)    The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 6(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall (to the extent remaining unsatisfied following consummation of the relevant Corporate Event) be adjusted in such manner as the Committee deems necessary to account for the impact of such Corporate Event on the performance targets, thresholds and/or requirements remaining outstanding following the consummation of such Corporate Event;

(2)    The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event;

(3)    The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Ordinary Shares in connection with such Corporate Event; and

(4)    The replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined by the Committee as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date (or such other period as the Committee deems to be reasonable and necessary in all applicable circumstances).

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Ordinary Shares covered by the Award at such time. In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 6(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Ordinary Shares; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c)    Fractional Shares. Any adjustment provided under this Section 6 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

7.    Use of Proceeds.

The proceeds received by the Company from the sale of or subscription for any Ordinary Shares pursuant to the Plan shall be used for general corporate purposes.

8.    Transferability of Awards.

Awards, and any Ordinary Shares, including any Restricted Shares, held pursuant or subject to such Awards, may not be transferred other than: (i) to a Permitted Transferee; or (ii) by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, Awards (and any Ordinary Shares, including any Restricted Shares, held pursuant or subject to such Awards) and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise set out in the Plan or determined at any time by the Committee. For the avoidance of doubt, once an Award becomes a vested Award in accordance with the terms of this Plan the and the terms of the applicable Restricted Share Agreement, any restrictions in respect of the Ordinary Share comprising that Award shall fall away and such Ordinary Share shall be freely transferable and shall no longer be subject to the provisions set out in the Award Agreement or the Plan.

9.    Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the Employment of the Company or another Group Company or an Affiliate of any of the foregoing.

10.    Compliance with Laws.

The obligation of the Company to deliver Ordinary Shares and/or disapply the restrictions imposed by this Plan upon any Restricted Shares pursuant to an Award upon vesting of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Ordinary Shares pursuant to an Award, unless such Ordinary Shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Ordinary Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the Ordinary Shares to be offered or sold under the Plan. If the Ordinary Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such Ordinary Shares and may legend the Ordinary Share certificates representing such Ordinary Shares in such manner as it deems advisable to ensure the availability of any such exemption.

11.    Withholding Obligations.

As a condition to the vesting of any Award (or upon the making of an election under Section 83(b) of the Code, or any similar election in any other jurisdiction), the Committee may, to the extent permitted by law, require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, local and foreign taxes and social security contributions of any kind which are required to be withheld or for which the Company or any Affiliate is liable or required to account in connection with such vesting (or election) (“Participant Taxes”). The Committee, in its discretion, may permit Ordinary Shares to be used to satisfy any Participant Taxes, and such Ordinary Shares shall be valued at their Fair Market Value as of the vesting date of the Award. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. This provision shall apply mutatis mutandis with respect to any taxation obligations of the Company, any other Group Company, any of the Company’s Affiliates and/or the Participants that arise in (or as a result of the applicable laws, codes and regulations of) any jurisdiction, including, but not limited to, the United Kingdom.

12.    Amendment of the Plan or Awards.

(a)    Amendment of Plan. Subject to Section 12(c) below, the Board or the Committee may amend the Plan at any time and from time to time.

(b)    Amendment of Awards. Subject to Section 12(c) below, the Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c)    Shareholder Approval; No Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Ordinary Shares are listed. Additionally, no amendment to the Plan or any Award shall impair a Participant’s rights under any Award unless: (i) in the case of an amendment that would impair the rights of a single individual Participant only, the relevant Participant consents in writing; or (ii) in the case of an amendment that would impair the rights of a group constituting two or more Participants, a Majority Participant Consent is obtained (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 6 hereof, shall constitute an amendment to the Plan or an Award for such purpose, and that an amendment to which the consent requirement set out in sub-paragraph (ii) hereof applies shall not also require separate consents to be obtained pursuant to sub-paragraph (i) hereof). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent or Majority Participant Consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law.

13.    Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth anniversary of the date the shareholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, in accordance with their terms.

14.    Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to shareholder approval.

15.    Miscellaneous.

(a)    Treatment of Dividends on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or distributions, if dividends or distributions are declared during the period that an equity Award is outstanding, such dividends shall either (i) not be paid or credited with respect to such Award, or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In the event that a Participant is subject to a Tax Liability in respect of a dividend or distribution paid on a Restricted Share but withheld by the Company, the Company shall release an amount of such dividend or distribution to the Participant sufficient to enable that Participant to discharge such Tax Liability (and for the avoidance of doubt such amounts shall not be subject to later forfeiture or repayment. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends or distributions withheld.

(b)    Certificates. Ordinary Shares acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Ordinary Shares are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Ordinary Shares; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a share power to the Company, endorsed in blank, relating to the Ordinary Shares. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Ordinary Shares shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(c)    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company, any other Group Company or any of the Company’s Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(d)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule, or number of Ordinary Shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(e)    Data Privacy. Each Participant shall comply with the Company’s and its Affiliates’ data protection and IT security policies when handling any personal data in the course of acting as a Participant, including personal data relating to any other Participant, or any employee, contractors, customer, supplier or agent of the Company or its Affiliates. Further, each Participant acknowledges that the Company and its Affiliates will, from time to time, process, collect, use and transfer, in electronic or other form, personal data regarding such Participant. In respect of the foregoing, the following terms shall apply:

(1)    Purposes of processing. The Company and its Affiliates may process each Participant’s personal data for the purposes of: (i) implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan (including all applicable anti-money laundering, KYC and other related laws and regulations); (ii) performing their obligations under the Award Agreement; (iii) ongoing communications with Participants and their representatives, advisors and agents; (iv) complying with any legal or regulatory requirement; (v) keeping Participants informed about the business of the Company and its Affiliates; and (vi) any other purpose that has been notified or has been agreed, in writing.

(2)    Legal bases for processing. The Company and its Affiliates will only process Participants’ personal data where: (i) it is necessary to perform a contract with the Participant; (ii) it is required to comply with a legal obligation (including prevention of fraud); (iii) it is in the legitimate interests of the Company and/or its Affiliates to operate their businesses (notably with respect to purposes (iii) and (v) in sub-section (1) above); (iv) the Participant has consented; and (v) from time to time, if necessary to protect the vital interests of a Participant or in the public interest.

(3)    Categories of personal data. In connection with the above purposes, the Company and its Affiliates may process certain personal data about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Personal Data”). The Company and/or its Affiliates do not process any special category personal data regarding a Participant. The Company and/or its Affiliates may also process Personal Data from available public sources, including: publicly available and accessible directories and sources, bankruptcy registers, tax authorities, governmental and competent regulatory authorities, credit agencies, fraud prevention and detection agencies and organisations.

(4)    Sharing and transfers of personal data. In addition to transferring the Personal Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Personal Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including service providers, employees, agents, contractors, consultants, professional advisors, lenders and a broker or other third party with whom the Company or the Participant may elect to deposit any Ordinary Shares. In addition, the Company and/or its

Affiliates may share any Personal Data with regulatory bodies having competent jurisdiction over them, as well as the tax authorities, auditors and tax advisors (where necessary or required by law). Recipients of the Personal Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections, including any Non-Equivalent Country (as defined below). For information on the safeguards applied to such transfers, Participants may contact their local human resources representative. For the purposes of this Section 15(e), “Non-Equivalent Country” shall mean a country or territory other than (i) a member state of the European Economic Area; (ii) the Bailiwick of Guernsey; or (iii) a country or territory which has at the relevant time been decided by the European Commission in accordance with applicable data protection legislation, to ensure an adequate level of protection for personal data.

(5)    Retention and security of personal data. The Company and its Affiliates consider the protection of personal data to be a sound business practice, and to that end, employ appropriate technical and organisational measures, including robust physical, electronic and procedural safeguards to protect personal data in their possession or under their control. The Personal Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan, or where longer, such longer period as is required by applicable legal or regulatory obligation.

(6)    Data subject rights. A Participant may, at any time, view the Personal Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Personal Data with respect to such Participant, request any necessary corrections to or erasure of the Personal Data with respect to the Participant, exercise their rights to data portability, exercise their rights not to be subject to automated decision-making, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Participant acknowledges that the right to erasure is not absolute and it may not always be possible to erase Personal Data on request, including where the Personal Data must be retained to comply with a legal obligation. In addition, erasure of the Personal Data requested to fulfil the purposes described in this Section 15(e) may result in the inability to provide the services required pursuant the terms of any Award under the Plan.

(7)    Objections, complaints and questions. In case a Participant disagrees with the way in which their Personal Data is being processed pursuant to this Section 15(e), the Participant has the right to object to this processing of Personal Data and request restriction of the processing. The Participant may also lodge a complaint with the competent data protection supervisory authority in the relevant jurisdiction. The Participant may raise any request relating to the processing of his or her Personal Data by contacting his or her local human resources representative.

(8)    Further details. Further details regarding the use of Personal Data, including the Company’s current data protection officer as at the date of this Plan, can be found at https://geniussports.com/home/privacy-policy/. As at the date of this Plan, the Company does not intend to make automated decisions regarding Participants using their Personal Data.

(f)    Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States provided that this Section 15(f) shall only apply to, and the rights hereunder shall only be exercisable by Committee with respect to, Participants who are resident, or are primarily employed or providing services, in the UK: (i) in the event that there is a change to laws, regulations, or customs of the UK after the Effective Date; or (ii) with Majority Participant Consent. Additionally, the Committee may adopt such procedures and sub-plans as are necessary to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(g)    No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(h)    Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware, without reference to the principles of conflicts of laws thereof.

(i)    Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(j)    Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in the State of Delaware (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 15(j), the provisions of this Section 15(j) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing, or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators, and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided, that, if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any Delaware state court sitting in the State of Delaware. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(k)    Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one year of the date the Participant or other person knew of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(l)    Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(m)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company, any other Group Company and any of the Company’s Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(n)    Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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ADOPTED BY THE BOARD OF DIRECTORS: 20 APRIL 2021

APPROVED BY THE SHAREHOLDERS: 20 APRIL 2021

TERMINATION DATE: 20 APRIL 2031